*As filed with the Securities and Exchange Commission on March 15, 2001. Registration Statement No. 333 -53186


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                 AMENDMENT NO. 1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             URANIUM STRATEGIES INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------


Nevada                                212234                      N/A
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Number)       Identification No.)
                            ------------------------

                           180 Niagara St., Suite 505
                        Toronto, Ontario, Canada M5V 3E1
                                 (416) 504-7011
          (Address and telephone number of principal executive offices)
                            ------------------------

                           Thomas Skimming, President
                             Uranium Strategies Inc.
                           180 Niagara St., Suite 505
                        Toronto, Ontario, Canada M5V 3E1
                                 (416) 504-7011
            (Name, address and telephone number of agent for service)
                            ------------------------
                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 818-8881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             As soon as practicable after the effective date of this
                             Registration Statement.
                            ------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.


SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 15, 2001


                             URANIUM STRATEGIES INC.

                        7,500,000 Shares of Common Stock


       Up to 7,500,000 shares of our common stock are being sold by USI, using one of its officers and directors of USI, on a self-underwritten, best efforts basis, with no minimum. The offering by USI will commence on the date of this prospectus and will continue until the earlier of __________, 2001, all the shares offered are sold, or we otherwise terminate the offering. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.


       No public market exists for our common stock. A public market may not develop after the sale of the shares.

       We are entirely dependent on the proceeds of this offering to fund our operations.

       Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                   Per Share         Total
       Public offering price.....................   $.05          $375,000(1)


         -----------------

         (1) Assumes all 7,500,000 shares offered are sold. The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to USI.



                The date of this prospectus is ___________, 2001

                                Table of Contents

                                  Page                                     Page
                                  ----                                     ----

Summary.............................3   Management..........................25
Risk Factors........................5   Executive Compensation..............27
Use of Proceeds....................12   Principal Stockholders..............27
Dividend Policy....................13   Description of Securities...........28
Determination of Offering Price ...13   Shares Eligible for Future Resale...28
Dilution of the Price Paid              Plan of Distribution................30
   for the Shares..................13   Legal Matters.......................31
Capitalization.....................15   Experts.............................31
Management's Discussion and             Where You Can Find
   Analysis of Financial Condition         Additional Information...........31
   And Results of Operations.......15   Index to Financial Statements......F-1
Business...........................17


       Uranium Strategies Inc., referred to in this prospectus as USI, we or us, is engaged in the identification, acquisition and exploration of mining prospects with copper bearing mineralization. Our objective is to locate a commercially viable copper mineralization. We were incorporated in Nevada in March 1998. Our executive offices are located at 180 Niagara St., Suite 505, Toronto, Ontario, Canada M5V 3E1. Our telephone number is (416) 504-7011. We refer to prospective investors as you or the investor(s).

                                     Summary

       This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us


       USI is engaged in the identification, acquisition and exploration of mining prospects with copper mineralization. At present, our main thrust is to explore for a commercially viable copper mineralization that could be the basis from which we might produce revenues.

       We currently have a lease on one prospect in Humboldt County, Nevada. The prospect consists of 20 unpatented claims. We plan to conduct further exploration of this prospect to determine mineralization. There is no assurance that a commercially viable mineralization of copper or other minerals exist in this prospect. We will not know this until sufficient and appropriate exploration work is done.

       We have had no revenues to date. We expect to incur substantial expenses in exploring for a commercial copper mineralization before we realize any revenues from our efforts. Because we are in the very early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

         On October 20, 2000, USI contracted with Platoro West Incorporated to locate, stake and record 20 mining claims likely to contain high concentrations of copper. Platoro has staked the 20 unpatented claims for USI. Under this agreement, on October 30, 2000, USI paid $5,000 and issued 10,000 shares of common stock as consideration for the initial services. USI is also responsible for reimbursement of the yearly registration and filing fees for the staked claims which Platoro is obligated to maintain on our behalf and is responsible for payment of a yearly fee of $2,000. These amounts are due in August of each year.

         Obligations by the parties to the Platoro agreement must be performed on the basis of "time is of the essence." If USI is in default, after stipulated cure periods, then Platoro may require USI to transfer and convey to it all of the USI right, title and interest in and to the mining claims and to all the mineralization located therein to which the agreement relates as the sole remedy. Because the only current mining claims of USI are those subject to the agreement, in the event of a default by USI, it will lose substantially all its assets and not be able to continue in business. In such a circumstance, investors in USI would lose their entire investment.

The Offering

Securities offered...................  Up to 7,500,000 shares of common stock.

Common stock outstanding
prior to the offering................  2,510,000 shares

Common stock to be outstanding
after the offering...................  10,010,000 shares (assuming all 7,500,000 shares are sold)

Use of proceeds......................  We intend to use the net proceeds of this offering as follows:


                                       o  Identification, acquisition and
                                          maintaining of mining prospects
                                       o  Update prior exploration studies
                                       o  Permitting expenses
                                       o  Working capital


Subscription method................    Investors will be asked to complete an
                                       investor subscription agreement and
                                       return it to us with the purchase price.

Certificate issuance...............    Within ten business day after receipt and
                                       acceptance of an investor subscription
                                       agreement and good funds, a certificate
                                       for the shares will be sent to the
                                       address supplied.

                                  Risk Factors

       You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially, adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We have no history running our business upon which investors may evaluate our performance.


       We are in the very early stage of implementing our business plan. We have not engaged in any activities beyond that of obtaining 20 unpatented claims for one mining prospect through a consulting company. We have not engaged in exploratory activities in respect of the one prospect to which we have rights. You should consider our business future based on the risks associated with our early stage.


Our ability to operate will depend on our ability to face all the challenges of a new business.

       We expect to face many challenges in the start up of our business. These will include:

       o Engaging the services of qualified support personnel and consultants;

       o      Establishing and maintaining budgets;

       o      Implementing appropriate financial controls;

       o      Acquiring relevant information efficiently;

       o      Staking and evaluating appropriate mining prospects; and

       o      Establishing initial exploration plans for mining prospects.

The failure to address one or more of these may impair our ability to carry out our business plan.

We will be dependant on others for the implementation of our business plan in the early periods.


       To initially locate and obtain mining prospects, we have relied upon and will continue to rely on an outside consultant. We also plan to rely on other consultants and independent contractors in the exploratory and later stages of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations which may prevent ultimate success.

       Mineral exploration has significant risks. Some of the risks include the following:


       o It is dependent on locating commercially viable mineralization in staked claims and skillful management of these prospects once found or located.

       o Mineralization may vary substantially in a prospect, rendering what was initially believed a profitable mineralization of little or no value.


       o Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

                  o        Changes in the value of minerals,
                  o        Changes in regulations,
                  o        Environmental concerns,
                  o Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
                  o        Labor issues.

Our business future is dependent on finding prospects with sufficient mineralization and grade.


         Our business model depends on locating one or more prospects with a sufficient amount of copper mineralization to justify surface and drilling sampling. No assurance can be give that our current data resources will be valuable in locating such a mineralization. Even if initial reports about mineralization in a prospect are positive, subsequent activities may determine that the mineralization is not commercially viable. Thus, at any stage in the exploration process, we may determine there is no business reason to continue, and at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.


We are relying on dated geological reports to locate potential mineral deposits which may be inaccurate.


         We rely on reports typically several decades old to determine which potential mineral claims to stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a prospect; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mineralization potential could result in significant unrecoverable expenses. Mineralization in a prospect initially thought to be valuable may turn out to be of little value. Therefore, investment funds will have been used with no value having been achieved.

If we are in default to Platoro West Incorporated, we will have to transfer all our interests in the staked claims to Platoro West Incorporated


       The obligations of USI under its agreement with Platoro West Incorporated include payment of royalties and reimbursement of expenses. If USI is determined to be in default of any of its obligation to Platoro after relevant notice and cure periods, Platoro will be able to have USI transfer to it all the right, title and interest in the staked claims and the mineralization located therein to Platoro and retain all amounts and shares previously paid or issued to it. Therefore, if USI is in default to Platoro, it will lose all its current assets and may not be able to carry on its business. In such event, investors could lose their entire investment.


Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business.


       We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore for economically viable mineralizations and carry out our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of USI to succeed in its business plans and to generate revenues and profits.


The USI business plan is premised on growth in the use of copper, and if that does not occur, the mining prospects such as that held by USI may not be economical to mine.


       The USI business plan depends in large part on an increased demand in the use of copper with a concomitant rise in market prices. An increase in market use and prices for copper will encourage industry interest in United States copper mine development and improve the likelihood of our overall success. If the use of copper does not increase appreciably, then it is the belief of USI that current sources of copper will remain adequate for market supply and sources like those USI is attempting to identify and explore will become marginalized. The result may be that USI will have to curtail its business plan and investors will lose their investment.


Competition may develop which will be better able to locate, stake and develop copper sources more cost effectively and quicker than USI.


       There are numerous junior and developed mining and exploration companies in existence that may be attracted to the copper mining business if the use of the mineral or prices increase. USI believes there are a significant number of companies that could command greater resources than those available to USI to locate, stake and explore for copper resources. These companies may be able to reach production stages sooner than USI and obtain market share before USI.

USI will compete with mining enterprises for appropriate consultants and employees.

       USI will compete in the hiring of appropriate geological and environmental experts to assist with location and exploration of claims and implementation of its business plan. The success of USI will largely depend on its financial resources and the opportunities offered to be associated with a growing company.

Risks Relating to Capital Requirements


We are entirely dependent on the proceeds of this offering to fund our exploratory activities.

         We currently have insufficient capital to engage in exploratory activities and no sources for financing other than the proposed offering. The extent to which we will be able to implement our exploration for copper mineralization will be determined by the amount of proceeds from this offering.

USI will required additional funds to fund its operations.


         The proceeds of this financing will not be sufficient for fully implement the exploratory and later stages of our business plan. USI will need additional capital to fund the full exploratory work on the current prospect or to locate, verify and develop additional prospects with viable mineralization of sufficient grade, where necessary, and to implement all the later aspects of the business plan. USI will have to obtain the funds from external sources from the sale of additional equity securities or debt securities. Without additional capital, USI will have to curtail its overall business plan or abandon it.


USI does not have any identified sources of additional capital, the absence of which may prevent USI from continuing its operations.

         USI does not have any arrangements with any investment banking firms of institutional lenders. Because USI will need additional capital, it will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, USI will have to limit or curtail operations.

Risks Relating to this Offering

This offering is being made without an underwriter, therefore, it is possible that USI will not sell all the shares offered.


         The offering is self-underwritten by USI. This means USI will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of one of our officers and directors, and we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If USI does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of USI and require it to cease operations.



This offering is being made without any escrow of investor funds or provisions to return funds.

         When investors make a subscription for our common stock, the purchase price will not be placed in any escrow account and will become a general asset of USI. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies.


The offering may terminate at any time prior to nine months after the date of this prospectus.

         The offering period will end on the earlier of nine months after the date of this prospectus, the sale of all the shares of common stock offered hereby or termination of the offering by USI. The offering may be terminated if the market price falls below the offering price of the shares under this prospectus because we cannot change the price of the offered securities. If the offering is terminated without selling all the offered securities, USI may have insufficient funds to implement its business plan.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of USI being able to operate on the funds raised.

         This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended use of proceeds. If insufficient funds are the result of this offering, USI may have to curtail its operations, but investors will not be able to get their investment funds back.

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

         After completion of this offering, there will be 10,010,000 shares of our common stock outstanding if all the shares offered are sold. Of that amount 2,510,000 shares, or approximately 25%, will be held by our current stockholders. Of the shares held by the current stockholders, 235,000 shares may be sold under Rule 144 without limitation. After October 2, 2001, an additional 2,275,000 shares held by directors, officers, principal stockholders and other current stockholders will be eligible for sale under Rule 144 in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

The offering price has been established by the board of directors arbitrarily.

         The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price.

The officers will have broad discretion in the use of proceeds from this offering.

         Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use the offering proceeds and to determine how and what portions of the business plan will be implemented.

There has been no prior market for our common stock and the market price of the shares may fluctuate.


         There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade. If a trading market develops during the offering period and the market price is less than the offered shares of common stock, this offering may have to be terminated because of our inability to sell the offered shares.


There can be no assurance that a public market will develop for the common stock.

         We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.

Investors may be not able to resell the shares acquired in the offering in the public markets.

         The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares purchased in this offering.


Our directors and officers will have substantial ability to control our business direction.

         Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of USI.

                                 Use of Proceeds

         The offering is on a best efforts, no minimum basis. The principal use of proceeds will be to conduct exploratory actions to determine the mineralization and grade levels of our current mining prospect. Below are offered three alternatives of the application of proceeds that may be received in the offering. In each instance the applications assume net proceeds after offering expenses estimated at $50,000.



       Activity                                  Net Proceeds Amount
       --------                          -------------------------------------
                                         3,000,000     5,000,000     7,500,000
                                           Shares        Shares        Shares
                                         ---------     ---------     ----------
       Identification and acquisition
             of mining prospects        $   5,000      $  5,000      $ 25,000

       Update prior exploration
             studies                    $  75,000      $150,000      $200,000

       Permitting expenses                      -      $ 25,000      $ 50,000

       Working capital                  $  20,000      $ 20,000      $ 50,000
                                        ---------      --------      ---------

                Total                   $100,000       $200,000      $325,000

         The identification and acquisition of mining prospects will be primarily the costs associated with the current cash obligations to Platoro which are the annual payments of $2,000 per year and the annual filing and registration expenses of approximately $107 per claim staked and reimbursement of out of pocket expenses that are expected to be minimal. In addition, these funds may be used to identify and stake additional claims.


         Because the information we are using to identify mining claims is dated, we must use a substantial amount of the proceeds of this offering to verify and update the previous exploration studies. Thereafter, we must conduct feasibility studies, including surface and drilling sampling and laboratory testing. Associated costs will be hiring geologists, boring equipment and paying labor costs.


         Prospect permitting expenses are those primarily relating to state and federal safety and environmental permits which must be issued before we commence exploratory activities. Our expenses will include the costs of employing mining consultants, legal expenses and filing fees.

         The working capital requirements of USI includes general administrative expenses, compensation, corporate overhead, office rental expense, accounting and professional expenses and similar expenses.


         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we correspondingly will limit our activities to fewer prospects and will delay the expenses associated with permitting because this is likely to occur comparatively later in the implementation of our business plan. We also would reduce the working capital allocation and try to reduce other anticipated expenses, especially in the area of updating exploration studies and conducting feasibility studies. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations


         In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making. Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of USI by stockholder action.


                                 Dividend Policy


         We expect to retain all earnings generated by our operations, if any, for use in our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.



                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for USI to raise up to a total of $375,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the shares in the public market, or that a public market will value the company as we have determined its value.


                    Dilution of the Price Paid for the Shares

         The difference between the offering price of the common stock and the net tangible book value of a share of common stock after the offering is the dilution in the value of the offered common stock to investors. Net tangible book value for each share of common stock is determined by dividing the net tangible book value of USI by the number of shares of common stock outstanding. The net tangible book value is determined by calculating the total tangible assets and then subtracting the total liabilities of USI.

         At December 31, 2000, the net tangible book value of USI was $8,954 or $0.00 per share of common stock. Then, if you give effect to the sale of the 7,500,000 shares of common stock in this offering at the initial public offering price of $.05 per shares and the receipt of the net proceeds of this offering, based on the net tangible book value shown above, the adjusted net tangible book value of USI at December 31, 2000 would be $333,954 or $0.03 per share. The dilution would be $0.02 per share, or approximately 40%, less than the price you are paying per share in the offering. The following table illustrates this dilution.


         Assumed public offering price per share ......................$  .05


         Net tangible book value before offering.......................$  .00


         Increase attributable to investors in this offering...........$  .03


         Net tangible book value after offering........................$  .03
                                                                         ----


         Dilution to investors in this offering........................$  .02
                                                                         ====


         If 3,000,000 shares of common stock are sold in this offering at the initial public offering price of $.05 per shares, the adjusted net tangible book value of USI at December 31, 2000 would be $108,954 or $0.03 per share. The dilution would be $0.02 per share, or approximately 40%, less than the price you are paying per share in the offering.

         If 5,000,000 shares of common stock are sold in this offering at the initial public offering price of $.05 per shares, the adjusted net tangible book value of USI at December 31, 2000 would be $208,954 or $0.03 per share. The dilution would be $0.02 per share, or approximately 40%, less than the price you are paying per share in the offering.


         The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

          The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by all our existing stockholders and by new investors in this offering assuming all the shares are sold:


                               Price              Number of         Percent of       Total               Percentage of
                               Per Share          Shares Held       Ownership        Consideration Paid  Consideration
Existing Stockholders          $.00                 2,510,000         25.1%          $     21,167        5.3  %

Investors in this offering     $.05                 7,500,000         74.9%          $    375,000        94.7%
                               ----               -----------       -------          ------------        -----

                  Total        $.04               10,010,000        100.0%           $    396,167         100%

                                 Capitalization


         The following table sets forth our capitalization as of December 31, 2000.

                                                                 December
                                                                 31, 2000
                                                                 --------
Account Payable                                                   $ 370

Stockholders' Equity
         Common stock - $.001 par value,
         20,000,000 shares authorized,
         2,510,000 shares issued and
         outstanding                                             2,510
         Additional Paid in Capital                             22,057
         Retained Earnings                                     (15,613)

Total Stockholder's Equity                                      $8,954



                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Plan of Operations


         USI is an exploration stage company. To date, USI has had no revenues and incurred organizational and other start up expenses.

         The expenses of USI during the period of inception (March 5, 1998) to December 31, 2000 were general and administrative expenses relating to office, transfer agent, consulting, legal and accounting and compensation. During this period, USI paid $21,413 for these expenses.

         USI had working capital of $8,954 at December 31, 2000. At December 31, 1999 USI had no working capital. USI has funded its expenses from the one time sale of an investment for proceeds of $10,000 and sales of shares of common stock in October 2000. These sales were to a limited number of investors in private placement transactions under an exemption from registration under the Securities Act of 1933.

         Our plan of operations includes the location of one or more mining prospects to explore for copper mineralization. USI has entered into an agreement with a mineral exploration company, Platoro West Incorporated which owns paper based data of geological exploration on approximately 1,500 mineral prospects, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and contains exploration reports, metallurgical studies and feasibility documents. USI contracted with Platoro to locate an initial mining prospect with reports of viable copper mineralization and to locate additional prospects in the future. On November 16, 2000, Platoro had staked 20 unpatented claims (the Pumpernickel Valley Copper Project) for USI pursuant to this contract and met its staking obligation.

         USI has acquired a 100% interest in the Pumpernickel Valley Copper Project in Nevada. The USI interest is the filing of mining stakes that allows USI to explore the prospect. The mining stakes prevent others from exploring the land subject to the stakes for mineralization. The Pumpernickel Valley Copper project consists of 20 unpatented lode claims situated in Sections 12, 13 and 24, Township 34 North, Range 40 East, Humboldt County, Nevada. The claims are located between elevations of 4,600 and 5,400 feet along the eastern flank of the Edna Mountains approximately 18 miles east-southeast of Winnemucca, Nevada.

         The intent of USI is to identify mineral properties of merit that exhibit favorable exploration and/or commercial potential and then acquire these properties, either by staking or locating them on its own behalf or from a third party under a conventional earn-in arrangement or on a joint venture basis. One source of information that may lead to the acquisition of additional properties by USI is the resource data base maintained by Platoro. Once mineral claims have been acquired by USI, a systematic exploration program consisting of basic foot prospecting, geological mapping, geophysical and geochemical surveys, extensive surface sampling (where the presence of copper mineralization is evident), diamond drilling and metallurgical studies will be carried out to determine the economic potential of the property. If old, historical underground workings are located on any of the properties, a systematic sampling program will be carried out if the workings are found to be accessible. Upon completion of the exploration program and if deemed warranted, a preliminary study will be carried out to determine the viability of the project taking into account a great number of variables, some of which include: fluctuation in metal prices, ore reserves, grade, metallurgy of the deposit, geometry of the orebody, availability of water, mining equipment, general supplies, power, accommodation, experienced personnel, etc.


         USI will have to adjust the level of implementation of its business plan according to the amount of proceeds raised in this offering. USI is entirely dependent on the offering for its capital requirements at this time. Because its exploratory plan has some flexibility, we believe that USI will be able to continue its operations for approximately 12 months after the offering, even if the full amount is not raised. This estimate does not take into account unforeseen expenses arising from unanticipated problems. In the event of additional expenses, we will further adjust our business plan or seek additional capital.


         Our activities for the next 12 months are those associated with exploring the mineralization of staked claims.

         USI will require additional capital to continue to fund its expenses during the exploratory stage and for the implementation of the business plan of locating, verifying and developing mining prospects with viable mineralization of sufficient grade. At this time, all of USI's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, USI will have to curtail its operations, and it will not be able to implement its business plan.


         USI does not have any identified capital resources. Moreover, it does not have any arrangements with investment banking firms or institutional lenders. This offering is a self-underwritten transaction. This means that officers and directors of USI plan to sell all the shares offered without the services of any investment professionals or broker-dealers. USI will not pay any commissions on the sale of the shares offered by this prospectus. Because this is a best efforts offering without a minimum, there is no assurance that any or all the shares offered will be purchased. Also, because this is an offering without any minimum, early investors bear a disproportionate risk that insufficient funds will be raised thereby limiting the ability of USI to operate as planned.


                                    Business
Introduction


         USI is engaged in the identification, acquisition, and exploration of mining prospects with copper mineralization located in the Western United States. The focus of our business is to explore for a commercially viable copper mineralization that could be the basis from which we might produce revenues.


         USI was organized under the laws of the state of Nevada on March 5, 1998. The executive offices are at 180 Niagara Street, Suite 505, Toronto, Ontario, Canada, M5V 3E1. Its telephone number is (416) 504-7011.


         USI was originally formed by three persons in 1998 to hold an investment in common shares of an unrelated mining company. In early 2000, USI sold the shares it held for proceeds of $10,000. After the sale of the shares, the then shareholders of USI formulated a business plan to seek copper mineralization assets. To that end, on September 18, 2000, the current board of directors and management were recruited and appointed and USI began to pursue its current business plan.


Overall Business Methodology

Identify and Acquire Copper Prospects


         USI has entered into an agreement with a mineral exploration company, Platoro West Incorporated which owns paper based data of geological exploration on approximately 1,500 mineral prospects, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and contains exploration reports, metallurgical studies and feasibility documents. Management believes that the materials have useful information which may aid it in its preliminary exploration activities. USI contracted with Platoro to locate an initial mining prospect which were likely to have viable copper mineralization and to locate additional prospects in the future.

         The initial plan of USI is to locate and acquire one or more prospects with viable copper mineralization that have associated, existing reports from the Platoro data resources. USI will then update the original exploration and feasibility reports for the prospects and begin the permitting process on the prospects that are determined to be the most feasible for the extraction of minerals. If necessary, additional prospects will be identified and evaluated in a similar manner.

         After identification of a potential prospect, USI will acquire the right to explore it. This is done by staking a claim which is a process of registering USI's rights to the minerals in the land with state and federal officials.

Copper Orientation

         Copper is one of the most used and reused metals - it is known to date back to prehistoric times, and has an infinite recyclable life. Copper's properties include conductivity of electricity and heat, resistance to corrosion, and pliability; making it an excellent resource for use in outdoor power lines and cables, in-house wiring, lamp cords, and electrical machinery such as generators, motors, signaling devices, electromagnets, and communication equipment. Copper is also much desired for its beauty, and is used in the production of cooking utensils, ornamental objects, and coins.

         Known worldwide copper resources are estimated at nearly 5.8 trillion pounds, of which only about 0.7 trillion pounds (12%) have been mined throughout history.

Consumption

         Four classes of copper fabricators together account for about 97% of the total copper (including alloying metal) consumed each year in the United States. Other industries, such as steel, aluminum, and chemical, consume the remaining 3%.

         The wire rod mills' share of metal consumed has grown sharply over the last 20 years, to about 49% today, while brass mills have dropped to 40%. Foundries account for about 7% of fabricated products, and powder plants use only about 1% of the US supply of copper.

         Copper wire mill products are destined for use as electrical conductors. Starting with wire rod, these mills cold draw the wire (with necessary anneals) to final dimensions through a series of dies. The individual wires may be stranded and normally are insulated before being gathered into cable assemblies.

         Brass mills melt and alloy feedstock to make strip, sheet, plate, tube, rod, bar, mechanical wire, forgings, and extrusions. Somewhat less than half the copper input is refined and the rest is scrap. Fabricating processes, such as hot rolling, cold rolling, extrusion, and drawing are employed to convert the melted and cast feedstock into mill products.

         About 45% of the output of US brass mills is unalloyed copper and high-copper alloys, chiefly in such forms as plumbing and air conditioning tube, busbar and other heavy-gage, flat products for electrical use, strip for auto radiator and other heat-exchanger fins, and roofing sheet. Copper alloys comprise the remaining 55%. Free-cutting brass rod, which exhibits outstanding machinability and good corrosion resistance, and brass strip, which has high strength, corrosion resistance, excellent formability, and good electrical properties, together constitute about 80% of the total tonnage of copper alloys shipped from US brass mills. Other alloy types of major commercial significance include copper-nickels, which are strong and particularly resistant to seawater and used for coinage; tin bronzes (phosphor bronzes), which are noted for their excellent cold forming behavior and strength; tin brasses, known for outstanding corrosion resistance; nickel silvers, which combine a silvery appearance with good formability and corrosion resistance; beryllium coppers, which provide outstanding strength when hardened; and aluminum bronzes, which have high strength along with good resistance to oxidation, chemical attack, and mechanical abrasion.

         Foundries use pre-alloyed ingot, scrap, and virgin metal as raw materials. Their chief products are shaped castings for many different industrial and consumer goods, the most important of which are plumbing products and industrial valves. Centrifugal and continuous cast copper alloy products find major application as bearings, cylinders, and other symmetrical components.

         Powder plants produce powder and flake for further fabrication into powder metallurgy parts, chiefly small bronze bushings, and other uses.

Markets

         Despite popular belief that copper is a material that is always on the defensive and being substituted for, analysis shows the opposite to have been true over the last ten or fifteen years. In the late 1960's and early 1970's, copper was indeed the object of considerable substitution, particularly by aluminum in wire mill products. This aluminum penetration resulted in copper reaching its lowest market share at 71.9% of the total insulated wire and cable market in 1974, with particularly sharp aluminum inroads into power cable, building wire, and magnet wire (used to wind motors and transformers).

         At about that time, safety problems, well publicized by the US Consumer Product Safety Commission, began to occur at connections in aluminum branch-circuit wiring used in well over a million homes up to that time. These problems were undoubtedly responsible for a sudden return to copper in building wire and some spillover effect into other wire and cable categories. Only in power cable, primarily overhead utility cable installed by highly trained professionals, has aluminum increased its market share since the mid-1970's. Today copper's share of the US insulated wire and cable market is about 78%.

         Building wiring and plumbing have been the two top markets in recent years. Both have benefited from an increasing intensity of use (more electrical loads and more bathrooms in new homes). Plastics are an ongoing threat to copper in plumbing applications but their usage is still held back by their susceptibility to permeation by gasoline and other organics and to mechanical damage. They also do not exhibit copper's bacteriostatic properties.

         Automotive applications, copper's third largest market, is the source of the most serious current substitution threat; the use of aluminum in the radiators. Copper's answer to this threat is new soldering materials, better radiator designs, and new automated production techniques. Though aluminum has made inroads into the radiator market, copper has gained far more due to the dramatic increase in wiring and electronics within the average car. Today, the use of copper and copper alloys in an average US-built passenger car is about 50 pounds, versus 36 pounds in 1980.

         Telecommunications, on the other hand, has dropped from the number 2 spot to number 4 in less than a decade. Fiber optics is the popular explanation for this dip, but in fact it accounted for little of it prior to 1990. Other technological factors are responsible, such as subscriber carrier (piggybacking of many phone conversations on a single pair of copper wires) and the use of wires of smaller cross-section. This is a textbook example of copper applications being engineered for ever-increasing efficiency of use, which results in decreased poundage. Optical fibers are indeed a real threat for the future, however. Whether that threat is realized may depend more on cost factors than technical considerations.

         Copper also goes head-to-head with aluminum in power utilities. Aluminum's light weight is its one advantage in current-carrying applications and it is used almost exclusively in overhead transmission and distribution cable. The advent of high temperature superconductors, opens new vistas of possibility. Superconductors need to be surrounded by "shunt" materials, which can carry heavy currents around faults that occasionally occur in the superconductor. The mini-materials battle between copper and aluminum for the best such material for current-technology superconductors such as niobium-titanium has been won by copper. Superconductivity could be an important new market for copper, particularly in transmission lines, energy storage devices, and other applications not yet contemplated.

         One negative of note for copper consumption is a large loss in copper's use in coinage. This occurred in 1982, when a copper alloy was replaced by zinc in the penny. Roughly three-quarters of all US coins minted are pennies. A move is now afoot to create a new copper-base dollar coin to eventually replace the dollar bill.

         A fact that is surprising to many is that when the markets are put on a usage-intensity basis-that is, pounds of copper used per unit of measure of each industry (use per housing start, per vehicle, per ton of air-conditioner capacity, etc.) - copper has shown increasing use in the last ten years. This is in contrast to the oft-quoted statement that the intensity of use of copper and other "mature" metals is falling rapidly.



Pumpernickel Valley Copper Project


         USI has acquired a 100% interest in the Pumpernickel Valley Copper Project in Nevada. The USI interest is the filing of mining stakes that allows USI to explore the prospect. The mining stakes prevent others from exploring the land subject to the stakes for mineralization. The Pumpernickel Valley Copper project consists of 20 unpatented lode claims situated in Sections 12, 13 and 24, Township 34 North, Range 40 East, Humboldt County, Nevada. The claims are located between elevations of 4,600 and 5,400 feet along the eastern flank of the Edna Mountains approximately 18 miles east-southeast of Winnemucca, Nevada. The property is easily accessible by way of a nine mile all-weather improved gravel road connecting with Interstate 80.


General Property Geology

         Although there is no recorded production from USI's property, numerous prospects, small shafts and adits are found across the Pumpernickel Valley Copper Project. Copper carbonate minerals cover large parts of the property in

Section 12 along with auriferous jasperoid. The central portion of the property in Section 13 consists of a mineralized Cretaceous age granodiorite intrusive. The intrusive is pervasively limonite stained and quartz veined with locally intense argillic alteration. To the south in Section 24 the granodiorite has intruded and metamorphosed Havallah greenstones. These greenstones show locally intense silicification with accompanying pyrite. Sulfate is evident as gypsum in areas of acid leaching. Much of the property is covered by recent colluvium.

Previous Exploration


         Several companies have conducted exploration in the area within the last 10 years including a recent geophysical program followed by a five hole diamond drilling program conducted by Anglo Gold in Section 24. The geophysical surveys consisted of a ground magnetic survey and a gravimetric survey that was carried out by Zonge Geosciences. Anglo Gold failed to encounter any significant disseminated gold in their drilling program but did intersect a quartz vein varying in width between 5 and 10 feet which contained anomalous gold, silver and copper values in two of the drill holes. All of the earlier exploration efforts appear to have been directed at a large scale, disseminated-type gold occurrences and ignored the potential for intrusive hosted porphyry copper mineralization, structurally controlled high-grade copper mineralization or skarn hosted copper-gold mineralization. In 1990 the central and southern part of the property was acquired by staking by Getchell Gold. Getchell conducted limited sampling and the drilling of two exploration holes. Platoro acquired the mining claims from Placer Dome by their purchase of Getchell Gold in 1999 and has registered the claims in its name for the benefit of USI.

         Getchell geologists conducted limited rock chip sampling on the property because of a paucity of appropriate outcrop to test. In this work, varying amounts of copper and gold were detected within a granodiorite containing pervasive alteration in the form of quartz veining. Several samples were found to contain accessory amounts of silver in association with the copper and gold. Trace element data from within the greenstones is highly suggestive of a skarn setting with the presence of bismuth and tellurium. In 1992, Getchell drilled two short holes, both of which intersected copper and gold mineralization. These holes were drilled in the southcentral portion of the property and were targeting gold mineralization.

         Anglo Gold conducted gravimetric studies over the pediment covered area to the east and south of the main property area. Some of its study covers a portion of USI's property and will be reviewed with the objective of determining the subsurface extent of the intrusive. Skarn occurrences, if present, likely will be located along this contact. Virtually no modern exploration has been conducted on the northern portion of the property in Section 12 where there is a well exposed fault contact along which there is abundant secondary copper mineralization. This north-northeast structural zone has a minimum width of several hundred feet and a strike length of approximately one-half mile. Limited sampling of this zone in the past indicated the presence of gold, silver and copper.


Agreement with Platoro West Incorporated


         On October 20, 2000, USI entered into an agreement with Platoro West Incorporated under which Platoro will locate, stake out and record 20 mining claims that Platoro believes to contain high concentrations of copper. On

November 16, 2000, Platoro had staked 20 unpatented claims for USI pursuant to this contract.

         Under the terms of the contract, USI has made a cash payment to Platoro of $5,000 on October 30, 2000. Commencing in 2001, USI is obligated to pay Platoro additional cash of $2,000 per year on or before August 31 each year. Platoro is responsible for maintaining the claims for USI in accordance with state filing requirements.

         As additional compensation, USI has agreed to issue common shares to Platoro. On October 30, 2000, USI issued 10,000 common shares to Platoro, fulfilling its obligation under the contract.

         Commencing in 2001, USI is also responsible for paying the filing and registration expenses per claim staked, currently $107 per claim. In addition, if the prospects are developed, USI will pay a net smelter royalty of three percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects.

         The royalty payment obligation may be terminated by payment of specified amounts to Platoro. To terminate the royalty obligation prior to October 20, 2006, the Company must pay $1,000,000, less all cash amounts theretofore paid by USI to Platoro. After October 20, 2006, the termination payment is $2,000,000, less all cash amounts paid by USI to Platoro.


         If USI is in default under the agreement, the remedy specified in the agreement is that it will transfer and convey to Platoro all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates. In addition, in such default, Platoro will retain all amounts previously paid to it and retain all shares previously issued to it under the agreement. The agreement contains a dispute mechanism that requires written notice to be given by Platoro in the event of a default; a cure or response to be given by USI within 30 days thereafter; submission to a court of competent jurisdiction if the parties cannot come to a resolution within 15 days thereafter; and USI has 30 days to cure a default if found by a court of competent jurisdiction. If USI is in default and does not cure the default within the time limits provided, USI will lose substantially all its mining assets and would likely not be able to continue in business. In such event, investors in USI will lose their entire investment.


         Through its consulting arrangement with Platoro, USI has access to various historic databases relating to the mining prospects. Platoro acquired paper based data relating to approximately 1,500 mining prospects which they make available to companies like USI. The data largely was compiled between 1950 and 1970. The paper based data is a large collection of technical data which is owned by Platoro. The data base consists of Federal, State and private company generated geological maps and reports. It also includes reports on the results of exploration programs that were carried out in the past by a number of public and private mining and exploration companies on a variety of different properties. The various exploration programs that were carried out are highly variable and often consisted of basic prospecting, geological mapping, trenching, surface and underground sampling, geophysical and geochemical surveys, diamond drilling and other work which is considered to be normal in the course of assessing or appraising the economic potential of a mineral or mining property. Our agreement requires Platoro to identify potential prospects for USI. Once USI reviews the data, copies of which we are permitted to keep,

Platoro conducts the mine staking process on our behalf. The information that USI obtains from Platoro includes prior exploration reports, metallurgical studies and feasibility documents. Not all the reports are complete and many assumptions relating to the value of the mineralization within the prospects are based on dated assumptions, including prior market prices and regulatory costs. In any event, USI must establish new reserve estimates, feasibility studies and flow sheets. USI cannot give any assurance that the prospects will prove to have the mineralization and reserves indicated in the existing documentation or that the prospects will be worth mining in the current economic and regulatory climate.

         Our agreement with Platoro is not exclusive in that Platoro may provide similar data sales and conduct claim staking for other persons or entities. While we maintain a staked claim that Platoro identified for us, it is our understanding that Platoro will not disclose related data to other parties.

Regulation


         We will be subject to regulation by numerous federal and state governmental authorities. The most significant will be the Federal Environmental Protection Agency, the Bureau of Land Management and comparable state agencies. The laws administered by these agencies and the regulations issued thereunder provide regulation of how aspects of exploration and other activities may be conducted. These laws and regulations are both prohibitive in some respects and in other respects they are mandates of what may be done and the method by which they may be done.

           Currently the cost of compliance with these laws during the staking and exploratory stages is not significant , but we expect that the regulation will cause us to spend significant amounts in our operations if we reach the later stages of commercializing our prospect. Regulatory compliance also will take considerable amounts of time to meet and assure compliance. If we fail to comply with these laws, will be subject to possible fines, many of which are considerable in amount. Even if others are engaged in mineral extraction on our behalf or as an operator, we may bear some or all of these costs and liabilities as the mine stakeholder. To date, we have not been required to spend anything on compliance with environmental laws because we are not exploring or operating any mining prospects. We cannot estimate when these costs will begin or their amount.


         Currently we and our agents must only comply with the annual staking and patent maintenance requirements of the State of Nevada and the United States Bureau of Land Management.

Competition


         We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with strong copper mineralization potential. We believe that our relationship and contract with Platoro West Incorporated for the identification of claims from their database of previously explored prospects gives us a competitive advantage over many other junior mining and exploration companies. USI believes the existence of the prior studies of mining prospects will help it identify prospects more likely to have mineralization in a more cost efficient manner than if USI searched for prospects using public resources, hiring geologists to make initial surveys and conducting other mineral identification and exploratory actions to identify prospects on which to stake claims. Moreover, we believe having the specific data will aid our efforts when we begin our exploratory efforts in respect of a particular prospect because it may provide information helpful in the process.

         We also expect to compete for the hiring of appropriate geological and environmental experts to assist with exploration, feasibility studies and obtaining mining prospects. In the future, we expect to compete for qualified consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater resources than us. Therefore, we anticipate that our ability to compete largely will depend on our financial resources and capacity and the opportunity to be associated with a growing company.


Employees


         USI has one part time employee as of December 31, 2000. We expect to hire consultants and independent contractors during the early stages of implementing our business plan.


Properties

         The executive office of USI is located at 180 Niagara St., Suite 505, Toronto, Ontario, Canada, M5V 3E1. At this location it shares an undesignated amount of space with another tenant. Currently, the landlord and primary tenant are not charging USI any rent. If USI is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.

         See the description mining prospects under business for a description of the unpatented claims staked by USI in Nevada.


                                   Management

         Our directors and executive officers are as follows:


Name                  Age        Position
----                  ---        --------

Thomas Skimming       65         President and Director (Chairman of the Board)

Mitchell Geisler      29         Secretary and Director

Joel Roff             27         Director



         Mr. Thomas Skimming has been the president and a director of Uranium Strategies since September 2000. Mr. Skimming has been president an chief engineer of Thomas Skimming & Associates Limited, a mineral exploration and mining consulting firm. He also has been acting as an independent mining consultant since 1972. From 1959 to 1967, he was the chief geologist for Selco Exploration Company Limited, the Canadian subsidiary of Selection Trust of London, England. From 1968 to 1972, he was chief exploration geologist for McIntyre Porcupine Mines Limited which held a controlling interest in

Falconbridge Nickel Mines Limited and was responsible for the company's worldwide exploration activities, principally in Canada, United States, Australia, New Zealand, Africa and Southeast Asia.

         Mr. Skimming was the founder and vice-chairman and director of Royex Gold Mining Corporation from 1974 to 1988, a director of International Corona Resources Ltd. From 1984 to 1986 and the chairman, chief executive officer and director of United Coin Mines Limited from 1987 through 1992. He was also chief executive officer, president and a director of the general partner and a director of the National Exploration Fund which invested in the exploration and development of Canadian mineral resources.

       Mr. Mitchell Geisler has been the secretary and a director of Uranium Strategies since September 2000. Mr. Geisler has over 15 years experience in the hospitality and services industry. Mr. Geisler has been involved predominantly with establishing and consulting to entrepreneurs who are entering the industry and require expert advice on preparing and organizing their operations. From September 1995 to May 1997, Mr. Geisler managed Ruby Beets restaurant in Toronto, Ontario. From May 1997 to May 1998, he was a manager of bar operations at Summit House Grill. Since May 1998, he is a consultant to and president of 52 Restaurants Inc. Mr. Geisler is the president and a director of LRS Capital, an early stage mineral exploration company with a tungsten orientation. Mr. Geisler holds a Bachelor of Arts degree from York University, Toronto, Canada.


       Mr. Joel Roff has been a director of Uranium Strategies since September 2000. Mr. Roff has four years experience in information technology as a market analyst and quality assurance expert. From May 1996 to May 2000, Mr. Roff worked in various analyst and quality assurance positions with Gavel & Gown Software in Toronto, Ontario. Mr. Roff is currently the Quality Assurance Manager for Hotline Communications in Toronto, Ontario. Prior to starting work at Gavel & Gown, he was a student at the University of Toronto. Mr. Roff holds an Honours Bachelor of Arts, Specialization in History from the University of Toronto.

Directors

       Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Mr. Mitchell Geisler and Mr. Joel Roff were issued 50,000 shares each as compensation for their services to USI. In the future, if USI has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

       The board of directors of USI has no committees. In the future, it may establish audit and compensation committees.

Limitation on Directors' Liabilities

       The bylaws of USI provide for full indemnification of its directors and officers under Nevada law. Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation. Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts. Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified. USI may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action. USI may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

                             Executive Compensation

       No executive officer currently receives any cash compensation or other benefits from USI. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of USI and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

       On September 30, 2000, USI issued an aggregate of 100,000 shares of common stock to Messrs. Geisler and Roff as compensation for past services by those persons during fiscal year 2000. These combined services have been valued by USI at $1,143.


                             Principal Stockholders

       The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. As of the date of this prospectus, there were 2,510,000 shares of common stock issued and outstanding.


Name and Address or               Number of Shares          Percentage Owned
Identity of Group                 Beneficially Owned        Before Offering
--------------------              ------------------        ------------------
Thomas Skimming(1)(2)                 1,000,000                  39.8

Mitchell Geisler(1)                      50,000                   2.0

Joel Roff(1)                             50,000                   2.0

All officers and directors
        as a group (3 persons)        1,100,000                  43.8



(1) The address of each of these persons is c/o Uranium Strategies Inc., 180 Niagara St., Suite 505, Toronto, Ontario, Canada, M5V 3E1.

(2) Includes 500,000 shares owned of record by Bistra Kileva, the wife of Thomas Skimming. Description of Securities

Common Stock

       Our certificate of incorporation authorizes us to issue up to 20,000,000 shares of common stock, par value $.001 per share. There are 2,510,000 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 10,010,000 shares of common stock issued and outstanding.

       Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Transfer Agent

       The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.


                         Shares Eligible for Future Sale

       After the completion of the full offering, we will have 10,010,000 shares of common stock outstanding. All 7,500,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. Of the amount of shares outstanding 235,000 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and 2,275,000 shares, will be eligible for public sale without registration beginning October 2001 pursuant to Rule 144.

       Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution

       The shares in this offering will be sold by the efforts of Thomas Skimming, our president and a director of USI. He will not receive any commission from the sale of any shares. He will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:


       1. No selling person is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

       2. No selling person is compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

       3. No selling person is, at the time of participation, an associated person of a broker-dealer, and

       4. Each selling person meets the conditions of paragraph (a) (4) (ii) of Rule 3a4-1 of the Exchange Act, in that the person (A) primarily performs or is intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

       Since the offering is self-underwritten, USI intends to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom Mr. Skimming is acquainted who express an interest in USI and a possible investment in the offering.


       We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.


       This offering will commence on the date of this prospectus. The offering will terminate on the earlier of the nine month anniversary of the date of this prospectus or the sale of all the shares of common stock that are being offered. In addition,we may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. The offering may be terminated, for example, because the market price of the common stock is less than the offering price which would impede our ability to sell the offered shares. There is no minimum number of shares that we are required to sell. If the offering is unsuccessful in whole or in part, USI may not have sufficient funds to implement its business plan. Therefore, it may not be able to continue its business.

         Procedure of Subscription

       If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to Uranium Strategies Inc. A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

       We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

       Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by USI and considered property of USI once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.


                                  Legal Matters

       Graubard Mollen & Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.


                                     Experts

       Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, PA, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.


                    Where You Can Find Additional Information

       We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

       We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                                                        URANIUM STRATEGIES, INC.

                                                   Index To Financial Statements

Independent Auditors' Report...............................................F-2

Financial Statements

     Balance Sheet.........................................................F-3

     Statement of Operations and Deficit Accumulated
     During the Exploration Stage..........................................F-4

     Statement of Shareholders' Equity.....................................F-5

     Statement of Cash Flows...............................................F-6

     Notes to Financial Statements.........................................F-7

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852




Independent Auditors' Report



To the Board of Directors of
Uranium Strategies, Inc.
Toronto, Ontario
CANADA



We have audited the accompanying balance sheets of Uranium Strategies, Inc. (a Nevada corporation and a company in the exploration stage) as of December 31, 2000 and 1999 and 1998 and the related statements of operations and retained earnings (deficit) accumulated during the exploration stage, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999, the period March 5, 1998 (inception) to December 31, 1998 and the period March 5, 1998 (inception) to December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uranium Strategies, Inc. as of December 31, 2000 and 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999, the period March 5, 1998 (inception) to December 31, 1998 and the period March 5, 1998 (inception) to December 31, 2000, in conformity with generally accepted accounting principles.


/s/Simon Krowitz Bolin & Associates, PA


Rockville, Maryland
March 8, 2001


                                                        URANIUM STRATEGIES INC.

                                            (A Company in the Exploration Stage)

                                                                 BALANCE SHEET

                                           December    December    December
                                           31, 1998    31, 1999    31, 2000
                                           --------    --------    --------
ASSETS

Current Assets
     Cash and Cash Equivalents (Note 1)   $            $          $  9,324

Long-term Investments (Note 2)               2,000       2,000
                                          --------    --------    --------
TOTAL ASSETS                              $  2,000     $ 2,000    $  9,324
                                          ========    ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
     Accounts Payable                     $            $          $    370
                                          --------    --------    --------
Shareholders' Equity
     Common Stock, $0.001 par value;
      20,000,000 Shares authorized;
      December 31, 2000 - 2,510,000
      shares issued and outstanding;
      December 31, 1999 - 866,667
      shares issued and  Outstanding           867         867       2,510
     Additional Paid in Capital              2,133       3,333      22,057
     Deficit Accumulated During the
     Exploration Stage                      (1,000)     (2,200)    (15,613)
                                          --------    --------    --------
                                             2,000       2,000       8,954
                                          --------    --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                   $  2,000    $  2,000    $  9,324
                                          ========    ========    ========

                         See Auditors' Report and Notes to Financial Statements.

                                                                                           URANIUM STRATEGIES INC.

                                                                               (A Company in the Exploration Stage)

                                                        STATEMENTS OF OPERATIONS AND DEFICIT ACCUMULATED DURING THE
                                                                                                  EXPLORATION STAGE
<

                                            March 5, 1998      January 1,      March 5, 1998   January 1,     March 5, 1998
                                            (inception) to     1999 to        (inception) to    2000 to      (inception) to
                                             December 31,     December 31,     December 31,   December 31,    December 31,
                                                1998              1999             1999         2000             2000
                                             ------------   ------------    --------------  ------------   --------------
Net Revenues                                  $                 $              $               $              $
Cost of Revenues
                                               ------------      ------------    ------------  ------------   ----------
Gross Profit
                                               ------------      ------------    ------------  ------------   ----------
General and Administrative Expenses
         Office                                       1,000          1,200          2,200        1,200          3,400
         Transfer Agent                                                                          1,570          1,570
         Consulting                                                                              5,500          5,500
         Legal and Accounting                                                                   12,000         12,000
         Compensation                                                                            1,143          1,143
                                               ------------      ------------    ------------  ------------   ----------
                                                      1,000          1,200          2,200       21,413         23,613
                                               ------------      ------------    ------------  ------------   ----------
Deficit from Operations                              (1,000)        (1,200)        (2,200)     (21,413)       (23,613)

Investment Income                                                                                8,000          8,000

Net Deficit before Income Taxes                      (1,000)        (1,200)        (2,200)     (13,413)       (15,613)

Income Taxes
                                               ------------      ------------    ------------  ------------   ----------
Net Deficit                                          (1,000)        (1,200)        (2,200)     (13,413)       (15,613)
                                               ------------      ------------    ------------  ------------   ----------
Deficit Accumulated During the
 Exploration Stage at
 Beginning of Period                                                (1,000)                    (2,200)

Deficit Accumulated During the
 Exploration Stage at
 End of Period                                  $    (1,000)   $    (2,200)   $    (2,200)   $ (15,613)   $   (15,613)
                                               ============      ===========    ============  ==========    ===========
Net Deficit per Share - Basic                   $     (0.00)   $     (0.00)                  $    (0.01)
Net Deficit per Share - Diluted                 $     (0.00)   $     (0.00)                  $    (0.01)

Shares Used in Per Share
 Calculation - Basic                                365,670        866,667                    1,270,820
Shares Used in Per Share
 Calculation - Diluted                              365,670        866,667                    1,270,820

                         See Auditors' Report and Notes to Financial Statements.

                                                                                                            URANIUM STRATEGIES INC.

                                                                                               (A Company in the Exploration Stage)

                                                                                                  STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                            Deficit
                                                                                           Accumulated
                                                       Common Stock          Additional      During
                                                                              Paid-In      Development                 Comprehensive
                                                  Shares         Amount       Capital        Stage            Total        Income
                                                  -------        ------       --------     -----------        -----    -------------
Balance at March 5, 1998                                       $            $               $               $              $
Issuance of common stock to founders for
 an investment in common shares, August
 26, 1998 (Note 4)                                866,667          867           1,133                          2,000
Fair value of services performed (Note 4)                                        1,000                          1,000
Comprehensive Income
         Net Deficit                                                                             (1,000)       (1,000)     $ (1,000)
                                                  -------        ------       --------     -----------        -----    -------------
Balance at December 31, 1998                      866,667      $   867      $    2,133      $    (1,000)    $   2,000
                                                  -------        ------       --------     -----------        -----    -------------
Fair value of services performed (Note 4)                                        1,200                          1,200
Comprehensive Income
         Net Deficit                                                                             (1,200)       (1,200)     $ (1,200)
                                                  -------        ------       --------     -----------        -----    -------------
Balance at December 31, 1999                      866,667      $   867      $    3,333      $    (2,200)    $   2,000
                                                  -------        ------       --------     -----------        -----    -------------
Issuance of common stock to directors for
 Compensation at the fair value of
securities                                        100,000          100           1,043                          1,143
 issued, September 30, 2000 (Note 4)
Issuance of common stock, October 2, 2000
(Note                                           1,533,333        1,533          15,991                         17,524
 4)
Issuance of common stock to consultant for
 Compensation at the fair value of
securities issued, October 30, 2000 (Note          10,000           10             490                            500
4)
Fair value of services performed (Note 4)                                        1,200                          1,200
Comprehensive Income
         Net Deficit                                                                             (13,413)      (13,413)    $(13,413)
                                                ---------        ------       --------     -----------        -----    -------------
Balance at December 31, 2000                    2,510,000      $  2,510      $   22,057      $   (15,613)    $   8,954
                                                ---------        ------       --------     -----------        -----    -------------

                         See Auditors' Report and Notes to Financial Statements.


                                                                                                   URANIUM STRATEGIES INC.

                                                                                      (A Company in the Exploration Stage)

                                                                                                 STATEMENTS OF CASH FLOWS

                                             Inception to                 Inception to                 Inception to
                                             December 31,  December 31,   December 31,  December 31,   December 31,
                                                 1998           1999          1999          2000           2000
                                             ------------  ------------   ------------  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Deficit                              $   (1,000)   $   (1,200)    $   (2,200)    $  (13,413)    $ (15,613)
   Adjustments to Reconcile Net Deficit
   to Net Cash Provided by (Used
    in) Operations
     Capital Gains                                                            2,200         (8,000)       (8,000)
     Office                                      1,000         1,200                         1,200         3,400
     Consulting                                                                                500           500
     Compensation                                                                            1,143         1,143
   Changes in Assets and Liabilities
     Accounts Payable                                                                          370           370
                                             ------------  ------------   ------------  ------------   ------------
                                                                                           (18,200)      (18,200)
                                             ------------  ------------   ------------  ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITES
   Sale of Long-Term Investment                                                             10,000        10,000
                                             ------------  ------------   ------------  ------------   ------------
CASH FLOWS FROM INVESTINT ACTIVITIES
   Proceeds from Issuance of Common Shares                                                  17,524        17,524
                                             ------------  ------------   ------------  ------------   ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                      9,324         9,324

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD
                                             ------------  ------------   ------------  ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR    $             $              $              $    9,324     $   9,324
                                             ------------  ------------   ------------  ------------   ------------
SUPPLEMENTARY SCHEDULE OF NON-CASH
  ACTIVITIES:
   Issuance of Common Stock in Exchange
     for Long-Term Investment               $    2,000    $              $              $              $
   Issuance of Common Stock in Exchange
     for Services                           $             $              $              $    1,643     $   1,643
   General and administrative expenses
     provided by Shareholders                    1,000         1,200          2,200          1,200         3,400
                                             ------------  ------------   ------------  ------------   ------------


                          See Auditors' Report and Notes to Financial Statement.

                                                         URANIUM STRATEGIES INC.
                                            (A company in the exploration stage)


                                                   NOTES TO FINANCIAL STATEMENTS

                                                December 31, 2000, 1998 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         History and Business Activity - Uranium Strategies Inc. ("Uranium Strategies" or the "Company") is a development stage company with no current business operations. The Company was incorporated in the state of Nevada on March 5, 1998. The Company was originally incorporated to hold an investment in common shares and is now acquiring certain mining claims.

         Cash and Cash Equivalents - Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

         Investments - The Company's investments in common shares are classified as available-for-sale. The Company's investments in freely tradable common shares are considered short-term and reported at fair value. The Company's investments in common shares that are restricted from resale are considered long-term and reported at cost. Any realized gains or losses and "other than temporary" declines in value, if any, on available-for-sale securities are reported in investment income as incurred. Realized gains and losses on the sales of investments available-for-sale are determined using the specific identification method.

         Income Taxes - Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.


         Basic and Diluted Net Deficit Per Share - Basic net deficit per share is computed using the weighted average number of common shares outstanding during the period. Diluted net deficit per share is also computed using the weighted average number of common shares outstanding during the period. The company has no convertible debentures or shares outstanding and no stock options or warrants outstanding.


         Impairment of Assets - Management reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses impairment by comparing the carrying amount to individual cash flows. If deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

                                                  URANIUM STRATEGIES INC.
                                     (A company in the exploration stage)

                                            NOTES TO FINANCIAL STATEMENTS

                                         December 31, 2000, 1998 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which was adopted by the Company. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. The Company has no significant components of other comprehensive income and accordingly, comprehensive income is the same as net income for all periods.


NOTE 2 - INVESTMENTS

         The investment in common shares restricted from resale for greater than one year has been classified as a long-term investment and is being carried at cost. The estimated fair value approximates cost at December 31, 1999 and 1998.

         Activity related to the sale of the investment is as follows:

                                        Period        Period         Period
                                         Ended         Ended          Ended
                                  Dec 31, 2000 Dec. 31, 1999 Dec. 31, 1998
                                 ------------- ------------- ---------------
         Contribution of
           securities                    -            -            $2,000
         Proceeds from sales
           of investments           10,000            -                 -
         Gross realized gains        8,000            -                 -


NOTE 3 - INCOME TAXES


         Since the company has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 2000, 1999 and 1998, a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryovers of $13,413, $1,200 and $1,000 that expire in 2021, 2020 and 2019 respectively.


NOTE 4 - SHAREHOLDERS EQUITY

         Since inception, the Company has had 20,000,000 authorized common shares, $.001 par value.

         On August 26, 1998, the Company issued 104 common shares in exchange for a long-term investment with a fair value of $2,000. At December 31, 1999 and 1998, the Company had 866,667 common shares issued and outstanding after retroactive adjustment for the stock dividend described below.

                                                       URANIUM STRATEGIES INC.
                                          (A company in the exploration stage)

                                                 NOTES TO FINANCIAL STATEMENTS

                                              December 31, 2000, 1998 and 1998

NOTE 4 - SHAREHOLDERS EQUITY (Continued)

         On September 29, 2000, the board of directors declared an 8,333 1/3 stock dividend for each common share issued and outstanding for shareholders of record on September 29, 2000. The stock dividend has been applied retroactively to prior periods. On September 30, 2000, the Company issued 100,000 common shares to two directors for compensation for the period ending September 30, 2000. Each common share was valued at $0.01143, the equivalent price paid on October 2, 2000 for common shares issued to shareholders, and a charge of $1,143 taken to general and administrative expenses. On October 2, 2000, the Company issued 1,533,333 common shares to nine shareholders for proceeds of $17,524, or $0.01143 per share. On October 30, 2000, the Company issued 10,000 shares to a consultant (see Note 7) for services. Fair value was calculated as $0.05 per share, or $500, and was based on the anticipated offering price of the Company's next round of financing. At December 31, 2000, the Company had 2,510,000 common shares issued and outstanding.


         Since inception, the Company has recorded a monthly charge of $100 for the estimated fair value of general and administrative expenses including rent and compensation that have been provided to the Company by shareholders, officers and directors of the Company without charge. These expenses have been charged to the Company with a corresponding contribution to additional paid in capital.


NOTE 5 - FINANCIAL INSTRUMENTS

         Fair Value - The carrying value of cash and long-term investments approximate fair value.

         Concentrations of Risk - Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of cash. The company's cash is held in a U.S. dollar checking account at a Canadian financial institution and does not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act.

NOTE 6 - CONTINGENCIES

         Legal - The company is not currently aware of any legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

NOTE 7 - CONTRACT WITH PLATORO WEST INCORPORATED


         On October 20, 2000, the Company entered into an agreement with Platoro West Incorporated ("Platoro") under which Platoro will locate, stake out and record 20 mining claims that Platoro believes to contain high concentrations of copper. On November 16, 2000, Platoro had staked 20 unpatented claims for the Company pursuant to this contract and met its staking obligation.


NOTE 7 - CONTRACT WITH PLATORO WEST INCORPORATED (Continued)


         Per the terms of the contract, the Company has made a cash payment to Platoro of $5,000 on October 30, 2000. Commencing in 2001, the Company is obligated to pay Platoro additional cash of $2,000 per year on or before August 31 each year. The Company accounts for these payments as expenses at the time the payment is due to Platoro. Platoro is responsible for maintaining the claims for the Company in accordance with state filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the state and county. As long as the claims are held by or for the Company on the dates payment is due to Platoro, the Company will be obligated to make the payments.


         As additional compensation, the Company has agreed to issue common shares to Platoro. On October 30, 2000, the Company issued 10,000 common shares to Platoro, fulfilling its obligation under the contract. The Company accounted for the issuance of the 10,000 common shares as an expense at the time of issuance at the fair value of the common shares issued. Fair value was calculated as $0.05 per share, or $500, and was based on the anticipated offering price of the Company's next round of financing.

         Commencing in 2001, the Company is also responsible for paying the filing and registration expenses per claim staked, currently $107 per claim. In addition, if the prospects are developed, the Company will pay a net smelter royalty of three percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects.

         The royalty payment obligation may be terminated by payment of specified amounts to Platoro. To terminate the royalty obligation prior to October 20, 2006, the Company must pay $1,000,000, less all cash amounts theretofore paid by the Company to Platoro. After October 20, 2006, the termination payment is $2,000,000, less all cash amounts paid by the Company to Platoro.

[back cover page]


         You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.





URANIUM STRATEGIES INC.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

         The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.............................     $    99.00
Legal Fees and Expenses.....................................      15,000.00
Accounting Fees and Expenses................................      15,000.00
Financial Printing and Engraving............................       1,000.00
Blue Sky Fees and Expenses..................................       2,500.00
Miscellaneous...............................................      16,401.00

          TOTAL.............................................     $50,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

(1) On May 5, 1998, the Registrant issued to three persons, an aggregate of 104 shares of common stock as founder shares. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The total consideration paid was $2,000 through the in-kind contribution of an investment in restricted common shares of a separate company which was subsequently sold by the Registrant. The Registrant declared a share dividend on September 29, 2000 so that each outstanding share would equal after the dividend 8,332.3365.

                                      (i)

(2) On September 30, 2000, the Registrant issued an aggregate of 100,000 shares of common stock to two persons who are officers and directors of the Registrant. The exemption for the issuance of these shares was
         Section 4(2) of the Securities Act of 1933. The Registrant took an expense of $1,143 as consideration for past services by these persons in fiscal year 2000.


(3) On October 2, 2000 the Registrant issued an aggregate of 1,533,333 shares to nine persons, none of which are resident in the United States and each of which was determined to be either an accredited investor or a sophisticated investor under the United States securities laws. The exemption for the issuance of these shares by the Registrant was
         Section 4(2) of the Securities Act of 1933. The cash consideration for the shares was $0.01143 per share for an aggregate of $17,524. The cash proceeds of this offering were used for working capital.


(4) On October 30, 2000, the Registrant issued an aggregate of 10,000 shares of common stock to Platoro West Incorporated as consideration for services performed by Platoro subject to a contract for mining services. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The Registrant took an expense of $500 as consideration for services in fiscal year 2000.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.        Description of Document

    3.1         Certificate of Incorporation of Registrant***

    3.2         Bylaws of Registrant***

    4.1         Specimen Common Stock Certificate*

    5.1         Opinion of Graubard Mollen & Miller*

   10.1         Agreement between Platoro West Incorporated and Registrant***

   10.2         Form of Investor Subscription Agreement***

   23.1         Consent of Simon Krowitz Bolin & Associates P.A.*

   23.2         Consent of Graubard Mollen & Miller (Contained in Exhibit 5.1)*

   24.1         Powers of Attorney (included on signature page)***

----------------------
*     Filed herewith
**    To be filed by amendment
*** Previously filed

                                      (ii)

ITEM 28.  UNDERTAKINGS

The undersigned issuer undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (1) include any prospectus required by section 10(a)(3) of the Securities Act;

              (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

              (3) include any additional or changed material information regarding the plan of distribution;

              (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

              (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)  We undertake:

              (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                     (iii)

              (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.






                                      (iv)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on March 15, 2001.

                                          URANIUM STRATEGIES INC.

                                          By: /s/ Thomas Skimming
                                          ------------------------
                                          Thomas Skimming
                                          President
                                          (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                        DATE
---------                          -----                        ----

    *

--------------------------        President (Principal          March 15, 2001
Thomas Skimming                   Financial Officer and
                                  Principal Accounting Officer)
    *

--------------------------        Secretary and Director        March 15, 2001
Mitchell Geisler

     *

---------------------------       Director                      March 15, 2001
Joel Roff

 *    By Power of Attorney

        /s/ Thomas Skimming
        ----------------------
        Thomas Skimming,
        Attorney-in-Fact


                                      (v)

                                  Exhibit Index

Exhibit No.     Description of Document
-----------     -------------------------

    3.1         Certificate of Incorporation of Registrant***

    3.2         Bylaws of Registrant***

    4.1         Specimen Common Stock Certificate*

    5.1         Opinion of Graubard Mollen & Miller*

   10.1         Agreement between Platoro West Incorporated and Registrant***

   10.2         Form of Investor Subscription Agreement***

   23.1         Consent of Simon Krowitz Bolin & Associates P.A.*

   23.2         Consent of Graubard Mollen & Miller (Contained in Exhibit 5.1)*

   24.1         Powers of Attorney (included on signature page)***

----------------------
*     Filed herewith
**    To be filed by amendment
*** Previously filed